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                                                                   EXHIBIT 99(h)

                                    EXCHANGE
                                     OFFER
                                   QUESTIONS
                                       &
                                    ANSWERS

                          [FLEET FINANCIAL GROUP LOGO]

                            FOR ADDITIONAL DETAILS,
                         OR IF YOU HAVE ANY QUESTIONS,
                       PLEASE CALL THE INFORMATION AGENT,

                        [GEORGESON & COMPANY INC. LOGO]
                           (800) 223-2064 (TOLL-FREE)
                                       OR
                        BANKS AND BROKERS, CALL COLLECT:
                                 (212) 440-9800
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                             QUESTIONS AND ANSWERS
                      RELATING TO THE OFFER (THE "OFFER")
                   BY FLEET CAPITAL TRUST I (THE "TRUST") TO
            EXCHANGE ITS % TRUST ORIGINATED PREFERRED SECURITIES-SM-
    ("TOPRS-SM-") ("PREFERRED SECURITIES") FOR ANY AND ALL DEPOSITARY SHARES (THE "DEPOSITARY SHARES"), EACH REPRESENTING A 1/10 INTEREST IN A SHARE OF
    SERIES V 7.25% PERPETUAL PREFERRED STOCK OF FLEET FINANCIAL GROUP, INC.
                                   ("FLEET")

                        THE OFFER AND WITHDRAWAL RIGHTS
             WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON
                        , 199 , UNLESS THE OFFER IS EXTENDED.

    Please note that the following information does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its
entirety by reference to, the Prospectus dated December [      ], 1996 (the
"Prospectus") and the accompanying Letter of Transmittal (which together constitute the "Offer"). Please refer to the Prospectus for details of the Offer and defined terms used herein.

    Q: WHAT ARE THE TERMS OF THE OFFER?

    A: The Trust will exchange one Preferred Security for each Depositary Share validly tendered and accepted for exchange. See "The Offer" in the Prospectus.

    Q: WHAT ARE PREFERRED SECURITIES?

    A: Preferred Securities represent preferred interests in the Trust's assets, which assets consist solely of [ ]% Junior Subordinated Deferrable Interest
Debentures due       , 2027 (the "Junior Subordinated Debentures") issued by
Fleet to the Trust. Preferred Securities securities pay quarterly distributions corresponding to the interest rate and the payment dates on the Junior Subordinated Debentures. See "Description of the Preferred Securities" and "Description of the Junior Subordinated Debentures" in the Prospectus.

    Q: WHAT IS THE PURPOSE OF THE OFFER?

    A: The principal purpose is to refinance the Depositary Shares with the Preferred Securities to achieve certain tax efficiencies and to preserve flexibility with respect to future financings. The refinancing will permit Fleet to deduct interest payable on the Junior Subordinated Debentures for United States federal income tax purposes, while the dividends payable on the Depositary Shares are not deductible.

    Q: WILL THE PREFERRED SECURITIES BE LISTED ON THE NEW YORK STOCK EXCHANGE?

    A: Fleet will apply to list the Preferred Securities on the New York Stock Exchange under the ticker symbol "[ ]".

    Q: ARE THE PREFERRED SECURITIES RATED?

    A: As of the date of the Prospectus, the Preferred Securities have been rated by Moody's and by Standard & Poor's and have the same ratings as the Depositary Shares.

    Q: HOW ARE THE PREFERRED SECURITIES GUARANTEED?

    A: Payments of dividends on the Preferred Securities and on liquidation or redemption are guaranteed on a subordinated basis by Fleet, but only if and to the extent payments have been made on the Junior Subordinated Debentures. See "Description of the Preferred Securities Guarantee" in the Prospectus.

------------------------

-SM-   Trust Originated Preferred Securities and Preferred Securities are
   service marks of Merrill Lynch & Co.
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    Q: ARE THE REDEMPTION PROVISIONS OF THE PREFERRED SECURITIES DIFFERENT FROM
THOSE OF THE DEPOSITARY SHARES?

    A: Yes. While the Depositary Shares have no maturity date, the Preferred Securities will be redeemed following repayment of the Junior Subordinated
Debentures upon their maturity, which will be       , 2027, unless (i) shortened
to a date not earlier than       , 2002, or (ii) extended to a date not later
than       , 2046, in each case subject to certain conditions (as so shortened or extended, the "Stated Maturity"). The Junior Subordinated Debentures and the Depositary Shares are redeemable, in whole or in part, at the option of Fleet on or after [ ] and April 15, 2002, respectively, provided that the Junior Subordinated Debentures may be redeemed, in whole but not in part, prior to
      , 2002, upon the occurrence of a Tax Event. The redemption price of $25 per share is the same for the Junior Subordinated Debentures and the Depositary Shares. If the Junior Subordinated Debentures are redeemed by Fleet, the Trust must redeem Preferred Securities on a PRO RATA basis equal to the aggregate principal amount of the Junior Subordinated Debentures so redeemed. See "Risk Factors and Special Considerations Relating to the Offer," "Comparison of Preferred Securities and Depositary Shares," "Description of the Preferred Securities," and "Description of the Junior Subordinated Debentures" in the Prospectus.

                       DISTRIBUTION AND DIVIDEND MATTERS

    Q: HOW DOES THE DISTRIBUTION RATE ON THE PREFERRED SECURITIES COMPARE TO THE DIVIDEND RATE ON THE DEPOSITARY SHARES?

    A: The distribution rate on the Preferred Securities is [      ]% per annum,
while the dividend rate for the Depositary Shares is 7.25% per annum.

    Q: WILL DISTRIBUTIONS ON THE PREFERRED SECURITIES BE PAID ON THE SAME SCHEDULE AS DIVIDENDS ON THE DEPOSITARY SHARES?

    A: No, there is a different payment schedule. Distributions on the Preferred Securities will be paid on March 31, June 30, September 30 and December 31, while dividends are paid on the Depositary Shares on January 15, April 15, July 15 and October 15.

    Q: THE NEXT SCHEDULED DIVIDEND PAYMENT DATE ON THE DEPOSITARY SHARES IS JANUARY 15, 1997. WILL THE AMOUNT OF THAT DIVIDEND ON DEPOSITARY SHARES THAT ARE EXCHANGED IN THE OFFER BE PAID TO EXCHANGING HOLDERS FOR THE PERIOD PRIOR TO THE EXCHANGE?

    A: Yes. Holders who exchange Depositary Shares in the Offer will be entitled to receive distributions on their new Preferred Securities at the rate of 7.25%
per annum from       , 1996 up to and including the Expiration Date of the
Offer, with such payment to be made on       , 199 , and [      ]% per annum
thereafter. See "Description of the Preferred Securities--Distributions" in the Prospectus.

    Q: EXPLAIN THE 20 QUARTER DIVIDEND DEFERRAL PROVISION OF THE PREFERRED SECURITIES.

    A: Quarterly interest payments on the Junior Subordinated Debentures may be deferred, at the option of Fleet, for one or more periods of up to 20 consecutive quarters each, provided that an Extension Period may not extend beyond the Stated Maturity of the Junior Subordinated Debentures. In the case of any such deferral, distributions on the Preferred Securities will be similarly deferred. See "Description of the Preferred Securities--Distributions" in the Prospectus. Quarterly dividend payments on the Depositary Shares are payable only if declared by Fleet's Board of Directors and such dividends may be deferred indefinitely. To date, Fleet has made each quarterly dividend payment with respect to the Depositary Shares on the scheduled dividend payment date. The Depositary Shares have no maturity date.

    Deferred Preferred Securities distributions continue to accrue and, if in
arrears, compound quarterly at a rate equal to [      ]% per annum. However,
while dividends on the Depositary Shares accrue if dividends are suspended, there is no such compounding feature. During such a deferral, the Trust will continue to accrue interest income (as original issue discount) in respect of the Junior Subordinated

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Debentures which will be taxable to beneficial owners of Preferred Securities.
As a result, beneficial owners of Preferred Securities during such a deferral will include their PRO RATA share of the interest in gross income in advance of the receipt of cash.

                                   TAX ISSUES

    Q: WILL THE EXCHANGE OF PREFERRED SECURITIES FOR DEPOSITARY SHARES CONSTITUTE A TAXABLE EVENT?

    A: Yes. Fleet recommends that each holder read the section entitled "United States Federal Income Taxation" in the Prospectus and consult their own tax advisor.

    Q: WHAT WILL BE THE INITIAL TAX BASIS FOR THE PREFERRED SECURITIES?

    A: The initial tax basis of Preferred Securities acquired in the Offer will be equal to the fair market value of the Preferred Securities on the Expiration Date of the Offer. See " United States Federal Income Taxation" in the Prospectus.

    Q: HOW WILL DISTRIBUTIONS ON THE PREFERRED SECURITIES BE REPORTED TO THE
IRS?

    A: Distributions on the Preferred Securities will be reported on Form 1099-OID.

    Q: CORPORATE HOLDERS CAN CLAIM THE DIVIDENDS RECEIVED DEDUCTION ON DIVIDENDS ON THE DEPOSITARY SHARES. ARE DISTRIBUTIONS ON THE PREFERRED SECURITIES ELIGIBLE FOR THAT DEDUCTION?

    A: No.

                  PROCEDURES FOR EXCHANGING DEPOSITARY SHARES

    Q: IF DEPOSITARY SHARES ARE REGISTERED IN MY NAME, HOW DO I PARTICIPATE IN THE OFFER?

    A: You should have received a package consisting of this Question and Answer sheet and the following documents:

        - Letter from the President and Chief Executive Officer of Fleet.

        - Prospectus dated December [ ], 1996.

        - Letter of Transmittal (printed on blue paper) bearing a pre-printed label with your account name and address.

        - Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

        - Notice of Guaranteed Delivery.

        - Return envelope addressed to Fleet National Bank, the Exchange Agent in the Offer.

    If, after reviewing these materials carefully, you decide to participate in the Offer, complete the Letter of Transmittal and send it with your certificate(s) representing Depositary Shares to Fleet National Bank, as Exchange Agent, at either of the addresses shown on the Letter of Transmittal. It is recommended that you use registered or certified mail.

    Holders of record may also contact their broker to exchange their Depositary Shares on their behalf. If you cannot deliver your certificate(s) to the Exchange Agent before the Expiration Date, then you must arrange for your broker to guarantee delivery of your Depositary Shares. See "The Offer--Procedures for Tendering" in the Prospectus.

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    Q: IF MY DEPOSITARY SHARES ARE HELD BY A BROKER OR BANK FOR MY ACCOUNT, HOW
DO I PARTICIPATE IN THE OFFER?

    A: If your Depositary Shares are held by a broker or bank for your account, you should have received a package from them as holder of record containing, along with this Question and Answer sheet, the following:

        - Letter from the President and Chief Executive Officer of Fleet.

        - Prospectus dated December [ ], 1996.

        - Letter of Transmittal (for information only).

        - Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

        - Notice of Guaranteed Delivery.

        - Cover letter or notice from your broker or bank.

    If you decide to participate in the Offer, you must contact your broker or bank to tender your Depositary Shares on your behalf. See "The Offer--Procedures for Tendering--Special Procedure for Beneficial Owners" in the Prospectus.

    Q: ONCE I HAVE TENDERED MY DEPOSITARY SHARES, OR INSTRUCTED MY BROKER OR BANK TO TENDER THEM ON MY BEHALF, MAY I WITHDRAW THEM FROM THE OFFER?

    A: Yes, tenders of Depositary Shares may be withdrawn at any time prior to the Expiration Date and, unless accepted for exchange by the Trust, may be withdrawn at any time after 40 business days from the date of the Prospectus. See "The Offer--Withdrawal of Tenders" in the Prospectus.

    Q: WHEN DOES THE OFFER EXPIRE?

    A: At 12:00 midnight, New York City time, on [ ], 199[ ], unless extended by the Trust. The Trust may also amend or terminate the Offer as described in the Prospectus.

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